Exhibit (a)(1)(iv)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

(including the associated rights to purchase Series A Preferred Stock attached thereto)

of

HARRIS INTERACTIVE INC.

at

$2.00 NET PER SHARE (as may be adjusted upward or downward as described below)

Pursuant to the Offer to Purchase dated December 10, 2013

by

PRIME ACQUISITION CORP.

a wholly owned subsidiary of

NIELSEN HOLDINGS N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 29, 2014 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JANUARY 29, 2014), UNLESS THE OFFER IS EXTENDED

December 10, 2013

To our Clients:

Enclosed for your consideration are the offer to purchase, dated December 10, 2013 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer”. Prime Acquisition Corp. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Nielsen Holdings N.V. (“Nielsen”), a company formed under the laws of the Netherlands, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (including the associated rights to purchase shares of Series A Preferred Stock issued pursuant to the Rights Agreement (as defined in the Offer to Purchase) attached to such shares, the “Shares”), of Harris Interactive Inc. (“Harris Interactive”), a Delaware corporation, at a price of $2.00 per Share, as may be adjusted upward or downward as described below, net to the seller in cash (such price, as so adjusted as set forth below, if applicable, the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

The Offer Price will be:

•	increased if the World Wide Cash Adjusted Amount (as defined in and determined in accordance with the Merger Agreement (as defined below)) is greater than $9,350,000, with such increase to be an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount exceeds $9,300,000 divided by (B) the number of Shares issued and outstanding as of January 9, 2014 (determined on a Fully Diluted basis (as defined in the Merger Agreement)); and

•	decreased if the World Wide Cash Adjusted Amount is less than $9,250,000, with such decrease to be an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount is less than $9,300,000 divided by (B) the number of Shares issued and outstanding as of January 9, 2014 (determined on a Fully Diluted basis).

For the avoidance of doubt, if the World Wide Cash Adjusted Amount is more than or equal to $9,250,000 and less than or equal to $9,350,000, the Offer Price will not be adjusted.

As further described in the Offer to Purchase, the World Wide Cash Adjusted Amount is the average of the actual or projected, as applicable, End of Day Cash and Cash Equivalents (as defined and determined in accordance with the Merger Agreement) held by Harris Interactive and its subsidiaries at the end of each business day from January 2, 2014 through January 15, 2014 less certain fees and expenses (as identified and defined in the Merger Agreement) of Harris Interactive incurred in connection with the transactions contemplated by the Merger Agreement along with other reductions for other payments, costs and amounts, all as identified and defined in the Merger Agreement and more fully described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer Price and Potential Adjustments to the Offer Price” of the Offer to Purchase.

No later than 9:00 A.M., New York City time, on the business day following final determination of the World Wide Cash Adjusted Amount in accordance with the procedures described in the Merger Agreement, Purchaser will announce any adjustment of the Offer Price to the holders of Shares, or, if applicable, Purchaser will announce that the Offer Price will not be adjusted. This announcement is expected to occur no earlier than January 10, 2014 and no later than January 21, 2014 pursuant to the terms of the Merger Agreement.

THE BOARD OF DIRECTORS OF HARRIS INTERACTIVE (THE “HARRIS INTERACTIVE BOARD”) UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for your Shares is $2.00 per Share, as may be adjusted upward or downward as described above, net to you in cash, without interest, less any applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 25, 2013, by and among Nielsen, Purchaser and Harris Interactive (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”). Subject to the provisions of the Merger Agreement, as soon as possible following the consummation of the Offer, without a meeting of stockholders of Harris Interactive in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (“Delaware Law”), Purchaser, Nielsen and Harris Interactive have agreed to take all necessary and appropriate action to cause Purchaser to merge with and into Harris Interactive (the “Merger”), with Harris Interactive continuing as the surviving corporation and as a wholly owned subsidiary of Nielsen. At the effective time of the Merger, each Share outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes, except as provided in the Merger Agreement with respect to Shares owned by Nielsen, Harris Interactive or their respective subsidiaries or Shares that are held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Delaware Law.

4. After careful consideration, the Harris Interactive Board has unanimously (i) authorized, approved and adopted the Merger Agreement and authorized and approved the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, in accordance with the requirements of Delaware Law; (ii) determined that the Merger Agreement is advisable, fair to and in the best interests of Harris Interactive and its stockholders; and (iii) resolved to recommend that Harris Interactive’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on January 29, 2014 (one minute after 11:59 P.M., New York City time, on January 29, 2014), unless the Offer is extended (such date and time, the “Expiration Date”, unless Purchaser extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event the “Expiration Date” will mean the latest date and time at which the Offer, as so extended by Purchaser, will expire).

6. The Offer is not subject to any financing condition. The Offer is conditioned upon (i) there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date that number of Shares that, together with the Shares then owned (if any) by Nielsen or Purchaser, represents at least a majority of the Shares outstanding on a Fully Diluted basis (as defined in the Merger Agreement), (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, (iii) holders of Shares representing 13% or more of the outstanding Shares not having demanded (and not withdrawn) appraisal under Section 262 of Delaware Law for such Shares and (iv) the other conditions to the Offer described in Section 15 — “Conditions to the Offer” of the Offer to Purchase.

7. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is not being made to (and no tenders will be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the associated rights to purchase Series A Preferred Stock attached thereto)

of

HARRIS INTERACTIVE INC.

at

$2.00 NET PER SHARE (as may be adjusted upward or downward as described below)

Pursuant to the Offer to Purchase dated December 10, 2013

by

PRIME ACQUISITION CORP.

a wholly owned subsidiary of

NIELSEN HOLDINGS N.V.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated December 10, 2013 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer”. Prime Acquisition Corp. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Nielsen Holdings N.V. (“Nielsen”), a company formed under the laws of the Netherlands, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (including the associated rights to purchase shares of Series A Preferred Stock issued pursuant to the Rights Agreement (as defined in the Offer to Purchase) attached to such shares, the “Shares”), of Harris Interactive Inc. (“Harris Interactive”), a Delaware corporation, at a price of $2.00 per Share, as may be adjusted upward or downward as described below, net to the seller in cash (such price, as so adjusted as set forth below, if applicable, the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 25, 2013, by and among Nielsen, Purchaser and Harris Interactive (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

The Offer Price will be:

•	increased if the World Wide Cash Adjusted Amount (as defined in and determined in accordance with the Merger Agreement) is greater than $9,350,000, with such increase to be an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount exceeds $9,300,000 divided by (B) the number of Shares issued and outstanding as of January 9, 2014 (determined on a Fully Diluted basis (as defined in the Merger Agreement)); and

•	decreased if the World Wide Cash Adjusted Amount is less than $9,250,000, with such decrease to be an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount is less than $9,300,000 divided by (B) the number of Shares issued and outstanding as of January 9, 2014 (determined on a Fully Diluted basis).

For the avoidance of doubt, if the World Wide Cash Adjusted Amount is more than or equal to $9,250,000 and less than or equal to $9,350,000, the Offer Price will not be adjusted.

As further described in the Offer to Purchase, the World Wide Cash Adjusted Amount is the average of the actual or projected, as applicable, End of Day Cash and Cash Equivalents (as defined and determined in accordance with the Merger Agreement) held by Harris Interactive and its subsidiaries at the end of each business day from January 2, 2014 through January 15, 2014 less certain fees and expenses (as identified and defined in the Merger Agreement) of Harris Interactive incurred in connection with the transactions contemplated by the Merger Agreement along with other reductions for other payments, costs and amounts, all as identified and defined in the Merger Agreement and more fully described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer Price and Potential Adjustments to the Offer Price” of the Offer to Purchase.

No later than 9:00 A.M., New York City time, on the business day following final determination of the World Wide Cash Adjusted Amount in accordance with the procedures described in the Merger Agreement, Purchaser will announce any adjustment of the Offer Price to the holders of Shares, or, if applicable, Purchaser will announce that the Offer Price will not be adjusted. This announcement is expected to occur no earlier than January 10, 2014 and no later than January 21, 2014 pursuant to the terms of the Merger Agreement.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Purchaser in its sole discretion.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                      SHARES*

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))

(Please Print Name(s))

Address:

(Include Zip Code)

Area Code and Telephone No.:

Taxpayer Identification or Social Security No.:

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